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                                                                      EXHIBIT 11

                                  ARQULE, INC.



         STATEMENT REGARDING COMPUTATION OF UNAUDITED NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS             SIX MONTHS
                                                          ENDED                  ENDED
                                                         JUNE 30,               JUNE 30,
                                                      1997      1996         1997      1996
                                                            (Pro Forma)            (Pro Forma)
                                                   --------------------   --------------------
Net loss (unaudited)                               $   (435)   $  (588)   $   (730)   $  (754)

Weighted average shares outstanding (unaudited):
       Common Stock                                  11,591        523      10,724        528
       Assumed conversion of preferred stock             --      6,209          --      6,209
       Shares issuable pursuant to SAB 83 using
           the treasury stock method                     --        706          --        706
                                                   --------    -------    --------    -------

              Total shares                           11,591      7,438      10,724      7,443

Net loss per share (unaudited)                     $  (0.04)   $ (0.08)   $  (0.07)   $ (0.10)
                                                   ========    =======    ========    =======


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